Exhibit 10.7

RUBRIK, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

EFFECTIVE DATE: MARCH 2, 2023

Section 1.	INTRODUCTION.

The Rubrik, Inc. Severance and Change in Control Plan (the “Plan”) is hereby established by the Board of Directors of the Company effective upon the Effective Date written above. The purpose of the Plan is to provide for severance and/or Change in Control (as defined below) benefits to eligible employees of the Company Group under circumstances described in the Plan. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

(c) “Cause” means, with respect to a particular employee, the employee’s (i) dishonest statements or acts with respect to the Company or any Affiliate, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) commission or attempted commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) failure to perform the employee’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the employee by the Company; (iv) gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate; (v) material violation of any provision of any agreement(s) between the employee and the Company or of any statutory duty owed to the Company, or of any material Company policy; (vi) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (vii) breach of a fiduciary duty to the Company. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the employee in connection with the Plan, such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder):

(1) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(3) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(4) individuals who, as of the date the Company’s securities first become traded on the New York Stock Exchange or the Nasdaq Stock Market, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

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Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(e) “Change in Control Period” means the period commencing three months prior to, and ending 12 months following, the Closing of a Change in Control.

(f) “Closing” means the initial closing date of the Change in Control as set forth in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means the Board of Directors or the Compensation Committee of the Board of Directors of the Company.

(i) “Company” means Rubrik, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(j) “Company Group” means the Company and its Affiliates.

(k) “Confidentiality Agreement” means the Company Group’s standard form of Employee Confidential Information and Invention Assignment Agreement or any similar or successor document.

(l) “Covered Termination” means, with respect to an employee, a termination of employment that is due to (1) a termination by the Company Group without Cause (and other than as a result of the employee’s death or Disability) or (2) the employee’s resignation for Good Reason, and in either case of (1) or (2), results in such employee’s Separation from Service.

(m) “Disability” means any physical or mental condition which renders an employee incapable of performing the work for which such employee was employed by the Company or similar work offered by the Company Group. The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company Group’s long-term disability plan or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.

(n) “Eligible Employee” means an employee of the Company Group that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(o) “Equity Plan” means the Rubrik, Inc. Amended and Restated 2014 Stock Option and Grant Plan, as amended from time to time, or any successor plan thereto.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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(q) “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(r) “Good Reason” for an employee’s resignation means the undertaking of any of the following by the Company Group (i) without the employee’s written consent and (ii) on or after such employee becomes eligible to participate in the Plan:

(1) a material reduction in a such employee’s base salary (unless pursuant to a salary reduction program applicable generally to similarly situated employees of the Company Group);

(2) relocation of such employee’s principal place of employment with the Company Group (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than fifty (50) miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that (i) if such employee’s principal place of employment is such employee’s personal residence, this clause (2) shall not apply and (ii) if the employee works remotely during any period in which such employee’s regular principal office location is a Company Group office that is closed, then neither the employee’s relocation to remote work or back to the office from remote work will be considered a relocation of such employee’s principal office location for purposes of this definition;

(3) a material breach by the Company Group of any provision of the Plan or any other material agreement between such employee and the Company Group concerning the terms and conditions of such employee’s employment with the Company Group; or

(4) a material diminution of the employee’s authority, duties or responsibilities.

Notwithstanding the foregoing, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must (a) provide written notice to the Company Group of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; (b) allow the Company Group at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, the employee’s resignation from all positions held with the Company Group is effective not later than 30 days after the expiration of the Cure Period.

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(s) “Own,” “Owned,” “Owner,” “Ownership” means that a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(t) “Participation Agreement” means an agreement between an employee and the Company in substantially the form of APPENDIX A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.

(u) “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.

(v) “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 9(a).

(w) “Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.

(x) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

Section 2.	ELIGIBILITY FOR BENEFITS.

(a) Eligible Employee. An employee of the Company Group is eligible to participate in the Plan if: (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such employee a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company Group within the time period required therein; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2 and in the Participation Agreement. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b) Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination.

(c) Plan Benefits Provided In Lieu of Any Previous Benefits. Except as otherwise provided in an individual Participation Agreement, the Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company Group with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment offer letter, contract or other agreement between the

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Company Group and an Eligible Employee. Notwithstanding the foregoing, the Eligible Employee’s outstanding equity awards shall remain subject to the terms of the Equity Plan or other applicable equity plan under which such awards were granted (including the award documentation governing such awards) that may apply upon a Change in Control and/or termination of such employee’s service and no provision of the Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.

(d) Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1) The employee’s employment is terminated by the Company Group for any reason (including due to the employee’s death or Disability) or the employee voluntarily terminates employment with the Company Group in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement, job abandonment or failure to return from a leave of absence on the scheduled date.

(2) The employee voluntarily terminates employment with the Company Group in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company Group.

(3) The employee is offered an identical or substantially equivalent or comparable position with the Company Group. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.

(4) The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(5) The employee is rehired by the Company Group and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e) Termination of Severance Benefits. In addition to any other potential reduction or termination of severance benefits set forth in the Plan, an Eligible Employee’s right to receive severance benefits under the Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee:

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(1) willfully breaches any material statutory, common law, or contractual obligation to the Company Group (including, without limitation, the contractual obligations set forth in the Confidentiality Agreement and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company Group, as applicable);

(2) fails to enter into the terms of the Confidentiality Agreement; or

(3) without the prior written approval of the Plan Administrator, engages in a Prohibited Action (as defined below). In addition, if benefits under the Plan have already been paid to the Eligible Employee and the Eligible Employee subsequently engages in a Prohibited Action during the Prohibited Period (as defined below) (or it is determined that the Eligible Employee engaged in a Prohibited Action prior to receipt of such benefits), any benefits previously paid to the Eligible Employee shall be subject to recoupment by the Company Group on such terms and conditions as shall be determined by the Plan Administrator, in its sole discretion. The “Prohibited Period” shall commence on the date of the Eligible Employee’s Covered Termination and continue for the number of months corresponding to the Severance Period set forth in such Eligible Employee’s Participation Agreement. A “Prohibited Action” shall occur if the Eligible Employee breaches a material provision of the Confidentiality Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in the Eligible Employee’s employment agreement, offer letter, any other written agreement between the Eligible Employee and the Company Group, or under applicable law or if the Eligible Employee otherwise engages in willful misconduct that would have materially violated a Company policy or the Company’s Code of Conduct if the Eligible Employee was still employed by the Company at the time of such action.

Section 3.	AMOUNT OF BENEFITS.

(a) Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.

(b) Additional Benefits. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company Group to provide such benefits to any other individual, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c) Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company Group that

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become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, or (ii) any Company Group policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d) Parachute Payments. If any payment or benefit an Eligible Employee will or may receive from the Company Group or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section 3(d) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 3(d). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Notwithstanding the foregoing, if at the time that a Payment would constitute a parachute payment within the meaning of Section 280G of the Code, the Company is a corporation no stock in which is readily tradable on an established securities market (or otherwise) within the meaning of Code Section 280G(b)(5)(A)(ii)(I), then, provided the Eligible Employee chooses to timely and conditionally waive the right to all or any portion of the Payments that would be subject to the Excise Tax, the Company shall use its best efforts to timely seek a shareholder vote in accordance with Code Section 280G(b)(5)(B).

Section 4.	RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all paper and electronic Company Group documents (and all copies thereof) and other Company Group property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company Group files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, password, login and account information for any Company Group device or database or any Company Group accounts with third parties, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company Group documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a shareholder of the Company.

Section 5.	TIME OF PAYMENT AND FORM OF BENEFITS.

The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. It is intended that all

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of the benefits and other payments payable under the Plan satisfy, to the greatest extent possible, an exemption from the application of Section 409A, and the Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, the Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under the Plan are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and the Eligible Employee is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of: (i) six months and one day after the Eligible Employee’s Separation from Service; or (ii) the Eligible Employee’s death. Severance benefits shall not commence until the Eligible Employee has a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which the Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because the Eligible Employee is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Plan and the Company’s normal payroll practices.

Section 6.	TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company Group without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 7.	MITIGATION.

Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company Group.

Section 8.	CLAWBACK; RECOVERY.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform

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and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired ordinary shares of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company Group.

Section 9.	RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in the Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b) Amendment. The Plan Administrator reserves the right to amend the Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee.

(c) Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate upon the earlier of: (i) the third anniversary of the Effective Date; and (ii) the satisfaction of all the Company’s obligations under the Plan.

Section 10.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company Group or (ii) to interfere with the right of the Company Group to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. The Plan does not modify the at-will employment status of any Eligible Employee.

Section 11.	LEGAL CONSTRUCTION.

The Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

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Section 12.	CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Rubrik, Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

3495 Deer Creek Road

Palo Alto, California 94304

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

12.

Rubrik, Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

3495 Deer Creek Road

Palo Alto, California 94304

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

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(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 12, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. Any legal action filed pursuant to ERISA Section 502(a) must be filed within one year of the date of the Plan Administrator’s denial of the Eligible Employee’s claim on appeal, and in the U.S. District Court for the Northern District of California.

Section 13.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14.	OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 46-4560494. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is January 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Rubrik, Inc.

Attention to: Corporate Secretary

3495 Deer Creek Road

Palo Alto, California 94304

In addition, service of legal process may be made upon the Plan Administrator.

(d) Plan Sponsor. The “Plan Sponsor” is:

Rubrik, Inc.

3495 Deer Creek Road

Palo Alto, California 94304

(844) 478-2745

14.

(e) Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Rubrik, Inc.

Compensation Committee of the Board of Directors or Representative

3495 Deer Creek Road

Palo Alto, California 94304

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 15.	STATEMENT OF ERISA RIGHTS.

Participants in the Plan (which is a welfare benefit plan sponsored by Rubrik, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits.

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies.

(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

15.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16.

APPENDIX A

PARTICIPATION AGREEMENT

Name: ___________________

Section 1.	ELIGIBILITY.

You have been designated as eligible to participate in the Rubrik, Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Agreement (this “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2.	CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a) Base Salary. You shall receive a cash payment in an amount equal to [______]months of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing.

(b) Bonus Payment. You will be entitled to [__] of the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable (including commission-based) compensation plan established by the Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary, for your position for the year in which the Covered Termination occurs). For the avoidance of doubt, the amount of the annual target cash bonus to which you are entitled under this Section 2(b) will be calculated: (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination was achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Cash Bonus Severance Payment”). The Annual Target Cash Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing.

(c) Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company Group shall pay directly to the carrier the full amount of your COBRA premiums on your behalf for your continued coverage under the Company Group’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the [_______] month period following your Covered Termination date (the “Severance Period”), (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company Group, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company Group shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company Group as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company Group determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company Group will instead pay you a fully taxable lump sum cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage multiplied by the number of calendar months remaining in the Severance Period, subject to applicable tax withholding (such amount, the “Special Severance Payment”). Such Special Severance Payment will be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. You may, but are not obligated to, use the Special Severance Payment for medical expenses.

(d) Equity Acceleration. The vesting and exercisability of each then-outstanding restricted stock unit award, stock option and other stock awards, as applicable, granted to you under the Equity Plan or otherwise granted to you by the Company prior to the Covered Termination date (each, an “Equity Award”) that is subject to time-vesting shall be accelerated in full and any reacquisition or repurchase rights held by the Company Group pursuant to any time-vesting Equity Award granted to you shall lapse in full. To the extent your Covered Termination occurs prior to the Change in Control, the acceleration set forth in this Section 2(d) shall be contingent and effective upon the Change in Control and your Equity Awards will remain outstanding following your Covered Termination to give effect to such acceleration as necessary. For the avoidance of doubt, any Equity Awards subject to performance-vesting shall vest and become exercisable according to their individual award agreements.

2.

Section 3.	CHANGE IN CONTROL ACCELERATION UPON ACQUIROR’S FAILURE TO ASSUME, CONTINUE OR SUBSTITUTE.

If (i) in connection with a Change in Control, any outstanding unvested Equity Award that you hold will not be assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (a “Terminating Award”) and (ii) your continued employment with the Company Group has not terminated as of immediately prior to the effective time of such Change in Control, then you will become vested with respect to any then-unvested portion of such Terminating Award, effective immediately prior to, but subject to the consummation of such Change in Control. With respect to any such outstanding Terminating Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and award agreement evidencing such award, such performance-vesting award will accelerate vesting at 100% of the target level. For the avoidance of doubt, the benefits under this Section 4 are contingent on a Change in Control and do not require your Covered Termination or other termination of service. In addition, you may be eligible for benefits under this Section 3 in addition to benefits under Section 2 above, and in such case, you shall receive benefits under both sections, without duplication.

Section 4.	ACKNOWLEDGEMENTS; INTERACTION WITH PRIOR BENEFITS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan, including without limitation under Section 2 and Section 3 of the Plan.

(b) In no event shall the benefits provided to you under Section 2(a) and (b) of this Participation Agreement be paid later than the 15th day of the third month following the fiscal year in which your Separation from Service occurs.

(c) Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release and the Confidentiality Agreement. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company Group, or as otherwise may be set forth in the Plan.

(d) As further described in Section 2(c) of the Plan, this Participation Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any change in control or severance benefits previously provided to you, including but not limited to the benefits under the Rubrik, Inc. Executive Change in Control Plan (the “CIC Plan”) [and under your offer letter agreement with the Company dated January 18, 2021 (the “Offer Letter”)], provided that your Equity Awards shall remain subject to the terms of the Equity Plan or other applicable equity plan under which such awards were granted (including the award documentation governing such

3.

awards) that may apply upon a Change in Control and/or termination of your service. You agree and acknowledge that there are no circumstances as of the date of this Participation Agreement that constitute, and nothing contemplated in this Participation Agreement shall be deemed for any purpose to be or to create, a termination without Cause or a Good Reason resignation right, including for purposes of the CIC Plan [and the Offer Letter], or any other severance or change in control plan, agreement or policy maintained by the Company Group. You further hereby expressly waive any claim or right you may have as of the date of this Participation Agreement (if any) to assert that this Participation Agreement, or any other condition or occurrence, forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of the CIC Plan [and the Offer Letter], or any other severance or change in control plan, agreement or policy maintained by the Company Group.

(e) [Notwithstanding anything to the contrary herein, the following shall not be superseded or replaced by the terms of the Plan or this Participation Agreement:

(1) the terms of your stock option approved by the Board on June 3, 2022, to be granted contingent and effective upon a specified listing event, as contained in the relevant non-qualified stock option grant notice (including Exhibit A attached thereto) and non-qualified stock option agreement (together, the “Option Agreement”), except that in the event that a Sale Event occurs following the grant of the stock option and the Stock Valuation Requirement (each as defined in the Option Agreement) is met as of such Sale Event, the stock option shall be entitled to the acceleration applicable to awards with time-vesting if you experience a Covered Termination within the Change in Control Period, as described in Section 2(d) above. Satisfaction of the Stock Valuation Requirement shall be determined as specified in the Option Agreement; and

(2) the provision contained in your restricted stock unit award agreement with the Company, dated as of November 19, 2018, as amended (the “RSU Agreement”), relating to your restricted stock unit award granted on May 2, 2018, providing for the immediate vesting of 100% of the performance-based Restricted Stock Units under Section 2(b) of the RSU Agreement if (x) a Sale Event occurs prior to the Company’s Initial Public Offering (each as defined in the RSU Agreement), and (y) you remain in a Service Relationship (as defined in the RSU Agreement) through the date of such Sale Event, and (z) the consideration paid per Share (as defined in the RSU Agreement) in connection with such Sale Event equals or exceeds $30 per share (with any non-cash consideration valued in good faith by the Board) (“RSU Agreement Vesting Acceleration”). The RSU Agreement Vesting Acceleration shall continue to remain in full force and effect in accordance with the terms of the RSU Agreement.]

(f) [Notwithstanding anything to the contrary herein, the terms of the restricted stock unit award granted to you on August 6, 2022 (the “PSU Award”), as contained in the relevant restricted stock unit award agreement (including Exhibit A attached thereto) (the “PSU Agreement”) shall not be superseded or replaced by the terms of the Plan or this Participation Agreement, except that in the event that a Sale Event occurs and the Stock Valuation Requirement (each as defined in the PSU Agreement) is met as of such Sale Event, the PSU Award shall be entitled to the acceleration applicable to awards with time-vesting if you experience a Covered Termination within the Change in Control Period, as described in Section 2(d) above. Satisfaction of the Stock Valuation Requirement shall be determined as specified in the PSU Agreement.]

4.

(g) If any particular provision of the Plan or this Participation Agreement is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan or this Participation Agreement, but the Plan and this Participation Agreement will be construed in all respects as if such invalid provision were omitted.

(h) If any provision of the Plan or this Participation Agreement does not comply with applicable law, such provision shall be construed in such a manner as to comply with applicable law.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to _____________________ no later than _________, ____.

Rubrik, Inc.

By:

_______________________
_______________________

Eligible Employee

_____________________________________
[Insert Name]

Date:

5.